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Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Neenah Paper, Inc. Bill McCarthy Vice President—Financial Analysis and Investor Relations 678-518-3278

NEENAH PAPER, INC. PRICES $225 MILLION TEN-YEAR NOTES DUE 2014
IN CONNECTION WITH SPIN-OFF FROM KIMBERLY-CLARK

        ALPHARETTA, GEORGIA—November 18, 2004 (NYSE-NP)—Neenah Paper, Inc. announced today that it has priced a private offering of $225 million of 7 3/8% Senior Unsecured Notes due 2014 in connection with its spin-off from Kimberly-Clark Corporation. The sale of the Notes is expected to close on November 30, 2004, which is the distribution date for the spin-off. Neenah Paper anticipates using the net proceeds of the Notes offering to make a payment to Kimberly-Clark as part of the spin-off and for related spin-off expenses.

        The Notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

About Neenah Paper

        Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with leading positions in many of its markets and well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP® Papers. The Company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has operations in Wisconsin, Michigan and in the Canadian provinces of Ontario and Nova Scotia. Additional information about Neenah Paper can be found in the Form 10 statement filed with the U.S. Securities and Exchange Commission and, following the distribution, at the Company's web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

        Certain statements in this press release may constitute "forward-looking" statements as defined in Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements regarding the planned offering, new credit facility, use of proceeds and other statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.

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NEENAH PAPER, INC. PRICES $225 MILLION TEN-YEAR NOTES DUE 2014 IN CONNECTION WITH SPIN-OFF FROM KIMBERLY-CLARK